Exhibit 1

(Translation)
To whom it may concern
January 11, 2008
Contact Information:
NIS GROUP CO., LTD.
Akihiro Nojiri
Senior Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nisgroup.co.jp
URL: http://www.nisgroup.jp/english
Notification Regarding Changes in Terms and Conditions for Issuance of New Shares and
Equity Warrants through Third Party Allotment
     NIS GROUP CO., LTD. (the “Company”) hereby announces that its Board of Directors today adopted a resolution regarding amendments, described below, to the terms and conditions for the issuance of new shares and equity warrants through third party allotment announced in the press release entitled “Notification Regarding Third Party Allotment of New Shares issued by the Company and Equity Warrants Offering”, dated December 10, 2007.
     First, the description of the subscriber for the new shares and equity warrants to be issued by the Company, as announced in the press release entitled “Notification Regarding Third Party Allotment of New Shares issued by the Company and Equity Warrants Offering”, has been changed from “TPG Vision Upper I, Ltd.” to “one or more investment vehicles which are managed by TPG and will be separately designated as subscriber(s) by a resolution of the board of directors of the Company”. In addition, detailed conditions relating to the sub-section entitled “Adjustment of Exercise Price” have been added to the section entitled “Issuance of Equity Warrants through Third Party Allotment”, as determined in consultation with TPG as described below. Such added conditions set forth the events which trigger adjustment of the exercise price (such as a gratis allotment of shares or issuance of the common stock of the Company to all holders of shares of common stock of the Company), and provide for, among other things, how the exercise price adjustment will be calculated upon such events. Other amendments have also been made, including amendments necessary as a result of the above-mentioned changes. However, there are no changes in the outline of the strategic investment and business alliance with leading U.S. private equity investment firm, TPG, other than those related to the resolutions described herein regarding the issuance of new shares and equity warrants. (The Company and TPG have already executed bridge loans as a part of the strategic investment and business alliance, as announced in the press release entitled “Drawdown of 10 Billion Yen Bridge Loan from Funds Managed by TPG”, dated December 13, 2007). The Company will announce the details of the “one or more investment vehicles which are managed by TPG and will be separately designated as subscriber(s) by a resolution of the board of directors of the Company” as soon as they are determined.
1.	Issuance of New Shares through Third Party Allotment
1.	Type and number of new shares offered: 100,000,000 shares of common stock of the Company
2.	Calculation of the Amount to be paid: The amount to be paid shall be the lesser of JPY 250 per share and 90% of the average VWAP for ordinary trading in the common stock of the Company on the Tokyo Stock Exchange, Inc. (“VWAP” means the volume weighted average price for ordinary trading in the common stock of the Company on the Tokyo Stock Exchange, Inc.) (the same applies hereinafter), for the period between February 8, 2008 (inclusive)and February 15, 2008 (inclusive), excluding any day on which there was no VWAP, and rounded off to the nearest one yen; provided, however, that if such price is less than JPY 200, then the amount to be paid shall be JPY 200 per share.

3.	Matters relating to stated capital and additional paid-in capital: The increase in capital will be one half of the maximum permitted increase in stated capital, etc. calculated pursuant to Article 37, Section 1 of the Rules of Account Settlement of Corporations (with any fraction of less than one yen being rounded up). The increase in capital reserve will be calculated by subtracting (i) the actual increase amount applied to the increase in stated capital from (ii) the maximum permitted increase in stated capital, etc.
4.	Third party receiving the allotment and number of shares to be allotted: One or more investment vehicles which are managed by TPG and will be separately designated as subscriber(s) by a resolution of the board of directors of the Company
5.	Application due date: February 19, 2008
6.	Settlement date: February 20, 2008
7.	Minimum purchase unit: 10,000 shares
8.	Shares not subscribed for by the application due date referred to in Item 5 above shall not be issued.
9.	Other matters needing to be decided in relation to the abovementioned issuance of new shares through third party allotment shall be delegated to any Representative Director or his appointee.
10.	The foregoing items are subject to the following conditions: (i)such matters must be approved and resolved as a special resolution at the Extraordinary Meeting of Shareholders scheduled to be held on February 18, 2008; (ii) the matters proposed by the Company’s board of directors regarding the issuance of equity warrants and the election of directors must be resolved as proposed at the Extraordinary Meeting of Shareholders; and (iii) filings under the Financial Instruments and Exchange Law must become effective.
11.	Reason for making the offer to allot new shares: The Company has moved away from its original business model and has focused its resources on its real estate-related business, investment banking business, loan servicing business, and China-related business. By having multi-pronged strategies, it has endeavored to enlarge its revenue base, but in order to persevere and grow in a currently difficult business environment for non-bank financial institutions, the Company recognizes the importance of reinforcement of its financial base by increasing its paid in capital. The Company also recognizes TPG to be not only a mid- to long-term stable shareholder but also a potential business partner with a wealth of experience in investment and business operations. With these factors in mind, the Company agreed to the Investment and Business Alliance in order to maximize the Company’s value. Under these circumstances and after a careful discussion with TPG, which manages one or more investment vehicle(s) that will act as the third parties receiving the allotment, the Company decided that the per share price to be paid shall be the lesser of JPY 250 per share and 90% of the average VWAP for ordinary trading in the common stock of the Company on the Tokyo Stock Exchange, Inc. (“VWAP” means the volume weighted average price for ordinary trading in the common stock of the Company on the Tokyo Stock Exchange, Inc.) (the same applies hereinafter) for the period between February 8, 2008 (inclusive) and February 15, 2008 (inclusive), excluding any day on which there was no VWAP; provided, however, that if such price is less than JPY 200, then the amount to be paid shall be JPY 200 per share. This decision was made using a valuation conducted by a third party institution (which was based on the market valuation method together with the method of comparing this transaction with similar types of transactions) and taking into consideration the potential impacts on the Company of the entirety of the transactions included in the strategic investment and business alliance, and the Company’s financial and other conditions, as well as a per share valuation of the Company conducted by a third party institution.
The Company determined that the amount to be paid and other offering conditions are reasonable after a careful discussion with TPG, taking into consideration the potential impacts on the Company of the entirety of the transactions included in the strategic investment and business alliance, and the Company’s financial and other conditions, based on the valuation conducted by a third party institution, as discussed above. However, the Company will submit a proposal regarding the issuance of new shares at the Extraordinary Meeting of Shareholders to be held on February 18, 2008, in order to obtain shareholders’ approval, in consideration of the possibility that the issuance might be considered an “offering with specially favorable price ” under the Company Law.

2.	Issuance of Equity Warrants through Third Party Allotment
1.	Name of Equity Warrants: NIS Group Co., Ltd. 10th Equity Warrants (the “Equity Warrants”)
2.	Total amount to be paid for the Equity Warrants: None

3.	Application closing date: February 19, 2008

4.	Settlement date and the date the Equity Warrants will be allotted (wariate bi): February 20, 2008

5.	Type and number of shares subject to the Equity Warrants:
(1)	The Equity Warrants are exercisable for shares of the Company’s common stock (futsu kabushiki). The number of shares that will be delivered upon exercise of one Equity Warrant (the “Allotted Shares”) shall be 100.

(2)	However, upon any adjustment in the Exercise Price (as defined in Section 9 below) pursuant to Section 11 below, for each Equity Warrant, the number of Allotted Shares shall be adjusted to equal the number of shares obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Allotted Shares deliverable upon exercise of one Equity Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.
(3)	If, in accordance with Section 5(2), an adjustment to the number of shares would result in the fraction of the integral number of one share, such situation will be dealt with in the manner set forth in Article 283 of the Company Law.
6.	Total number of the Equity Warrants: 87,500; provided, however, that the Equity Warrants not subscribed for by the application closing date referred to in Section 3 shall not be issued.

7.	Amount to be paid per Equity Warrant: None

8.	Equity Warrants Certificates: No certificate will be issued for the Equity Warrants.

9.	The value of property that will be contributed upon exercise of the Equity Warrants:
(1)	The value of property that will be contributed upon exercise of one Equity Warrant is calculated by multiplying the number of Allotted Shares by the Exercise Price (as adjusted pursuant to Section 11). Values below one yen will be rounded down to the nearest integral number.

(2)	The amount to be paid per share for the shares issued by the Company upon exercise of Equity Warrants (the “Exercise Price”) shall, initially, be equal to the lesser of JPY 250 per share and 90% of the average VWAP for ordinary trading in the common stock of the Company on the Tokyo Stock Exchange, Inc. (“VWAP” means the volume weighted average price for ordinary trading in the common stock of the Company on the Tokyo Stock Exchange, Inc.) (the same applies hereinafter), for the period between February 8, 2008 (inclusive) and February 15, 2008 (inclusive), excluding any day on which there was no VWAP; provided, however, that if such price is less than JPY 200, then the amount to be paid shall be JPY 200 per share (the “Initial Exercise Price”). However, if the average closing price of the Company’s common stock in ordinary trading on the Tokyo Stock Exchange, Inc. (including the average of the bid prices (uri-kehaine) and ask prices (kai-kehaine) or, if more than one in either case, the average of the average bid prices and average ask prices) for the five consecutive trading days ending the day (inclusive) before the Exercise Date falls below the Initial Exercise Price (or the Exercise Price after adjustment, if adjusted pursuant to Section 11), the Exercise Price shall be obtained by multiplying 0.9 to the Initial Exercise Price (or the Exercise Price after adjustment, if adjusted pursuant to Section 11) (rounded down to the nearest first decimal place) (if any event requiring adjustment of the Exercise Price pursuant to Section 11 should arise during such five consecutive trading days, the value calculated by multiplying 0.9 to the Exercise Price shall be subject to further adjustments considered appropriate by the Company pursuant to this terms and conditions). In addition, the Exercise Price is subject to adjustment as noted in Section 11.
10.	Amendment of Exercise Price: No amendment will be made to the Exercise Price of the Equity Warrants.

11.	Adjustment of Exercise Price
(1)	In case the Company shall, while any of the Equity Warrants are outstanding, conduct a stock split (kabushiki-bunkatsu) or consolidation (kabushiki-heigo) of the shares of Common Stock of the Company, the Exercise Price shall be adjusted in accordance with the following formula:

Adjusted Exercise Price	=	Exercise Price in effect at the opening of business on the day following the day upon which such stock split or consolidation becomes effective	X	The number of shares of Common Stock Outstanding immediately prior to such split or consolidation

The number of shares of Common Stock Outstanding immediately after such split or consolidation
Such adjustment of the Exercise Price shall become effective immediately after the opening of business in Japan on the day following the day on which such stock split or consolidation becomes effective.

In this Section 11, “Common Stock” means the common stock (futsu kabushiki) of the Company as at the relevant time, and shares of common stock of the Restructuring Company (saihen taisho kaisha) (as defined in Section 19).

In this Section 11, “Common Stock Outstanding” means the number of issued and outstanding shares (hakkouzumi kabushiki) of Common Stock of the Company (which under Japanese law includes common stock of the Company held as treasury shares) minus the number of the shares of Common Stock of the Company held by the Company as treasury shares.

(2)	In case the Company shall, while any of the Equity Warrants are outstanding, offer to all holders of shares of Common Stock Outstanding (x) new shares of Common Stock of the Company, or (y) shares of Common Stock of the Company held by the Company as treasury shares, in either case as a gratis allotment of shares of Common Stock (futsu kabushiki-musho-wariate) (excluding any case of conversion, exchange or exercise of the securities, rights, or warrants (shinkabu yoyakuken) set forth in Section 11(3) below), then the Exercise Price shall be adjusted as follows:

Number of shares of Common Stock Outstanding
Adjusted Exercise Price	=	Exercise Price in effect at the opening of business on the day when such adjustment becomes effective	X

				Number of shares of Common Stock Outstanding	+	Total number of shares of Common Stock so allotted
Number of shares of Common Stock Outstanding used in the formula set forth in this Section 11(2) shall be the number of shares of Common Stock Outstanding as of the record date fixed for determination of shareholders entitled to such gratis allotment in case the Company fixed such date (in all other cases, as of the day one (1) month prior to the day upon which the Exercise Price after adjustment becomes effective).

Such adjustment of the Exercise Price shall become effective immediately after the opening of business in Japan on the day following the record date fixed for the determination of stockholders entitled to receive such gratis allotment (if the record date is not fixed, the effective date thereof).

If any allotment of the type described in this Section 11(2) is determined but not so made, the Exercise Price shall again be adjusted to the Exercise Price which would then be in effect if such gratis allotment had not been determined.

(3)	In case the Company shall, while any of the Equity Warrants are outstanding, confer to all holders of shares of Common Stock Outstanding, any securities, rights, or warrants (shinkabu yoyakuken) (including any warrants attached to bonds with warrants (shinkabu yoyakuken-tsuki shasai) (the same applies hereinafter)) (such conferment includes any gratis allotment of shares (kabushiki-musho-wariate) and warrants (shinkabu yoyakuken-musho-wariate), which entitle the holders thereof to acquire from the Company shares of Common Stock (other than any gratis allotment of share of Common Stock (futsu-kabushiki-musho-wariate) to which Section 11(2) applies) or any securities, rights or warrants (shinkabu yoyakuken) convertible into or exchangeable for or exercisable for shares of Common Stock, at a Price Per Share less than the Current Market Price on the day on which the adjusted Exercise Price becomes effective, the Exercise Price shall be adjusted as follows:

				Number of shares of Common Stock Outstanding	+	Number of shares of Common Stock which are issued or disposed	X	Price Per Share

Adjusted Exercise Price	=	Exercise Price at the opening of business on the day on which the adjusted Exercise Price becomes effective				Current Market Price on the day on which the adjusted Exercise Price becomes effective

X
				Number of shares of Common Stock Outstanding		+	Number of shares of Common Stock which are issued or disposed
Such adjustment of the Exercise Price shall become effective immediately after the opening of business in Japan on the day following the record date fixed for the determination of stockholders entitled to such conferment; provided, that if the record date for such conferment is not fixed, such adjustment shall become effective immediately after the opening of business in Japan on the day following (i) the payment date (haraikomi kijitsu) or the last day of the payment period (haraikomi kikan) of the relevant shares or (ii) the effective date in the case of a gratis allotment of shares (kabushiki-musho-wariate) and warrants (shinkabu yoyakuken-musho-wariate). The Exercise Price after adjustment shall be calculated in accordance with the above formula, assuming that all the securities, rights, or warrants (shinkabu yoyakuken) to be issued or disposed of have been (i) converted at the initial conversion price, (ii) exchanged at the initial exchange price or (iii) exercised at the initial exercise price, as the case may be (in case of the securities, rights, or warrants which entitle the holders thereof to acquire from the Company any securities, rights, or warrants convertible into or exchangeable for or exercisable for shares of Common Stock, further assuming that all such securities, rights, or warrants have been (i) converted at the initial conversion price, (ii) exchanged at the initial exchange price or (iii) exercised at the initial exercise price, as the case may be).

Notwithstanding the above, in case that the consideration for the shares of Common Stock of the Company to be delivered upon conversion, exchange or exercise cannot be determined as of the day when such adjustment becomes effective as provided for the preceding paragraph, the Exercise Price after adjustment shall be calculated in accordance with the above formula, assuming that all the outstanding securities, rights, or warrants (shinkabu yoyakuken) then issued and outstanding are converted, exchanged or exercised in accordance with terms and conditions thereof as of the date of determination of such consideration (in case of the securities, rights, or warrants which entitle the holders thereof to acquire from the Company any securities, rights, or warrants (shinkabu yoyakuken) convertible into or exchangeable for or exercisable for shares of Common Stock, further assuming that all such securities, rights, or warrants (shinkabu yoyakuken) have been (i) converted at the initial conversion price, (ii) exchanged at the initial exchange price or (iii) exercised at the initial exercise price, as the case may be) (in which case adjustment of the Exercise Price shall become effective immediately after the opening of business on the day following the determination of such consideration).

Number of shares of Common Stock Outstanding used in the formula set forth in this Section 11(3) shall be the number of shares of Common Stock Outstanding as of the record date fixed for determination of shareholders entitled to rights to receive allotment upon the relevant offering, issuance or disposal in case the Company fixed such date (in all other cases, as of the day one (1) month prior to the day upon which the Exercise Price after adjustment becomes effective).

In the event that conferment of such securities, rights, or warrants (shinkabu yoyakuken) is determined but not so issued or delivered upon the issuance date or effective date, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such conferment had not been determined.

For the purposes of this Section 11(3) only, the capitalized term “Price Per Share” means the amount calculated by (A - B)÷ C, where:
“A” means the amount paid to the Company by the recipients of such conferred securities, rights, or warrants (shinkabu yoyakuken) to acquire the relevant securities, rights, or warrants (shinkabu yoyakuken) (in the case of warrants (shinkabu yoyakuken), the amount to be contributed upon the exercise should be added; and in case of the securities, rights, or warrants which entitle the holders thereof to acquire from the Company any securities, rights, or warrants (shinkabu yoyakuken) exercisable for shares of Common Stock, the amount to be contributed upon the exercise of such securities, rights or warrants (shinkabu yoyakuken) should be added);

“B” means the amount of cash and the value of the other assets (which should be reasonably determined in good faith by the Board of Directors of the Company) (excluding the shares of Common Stock) to be delivered to the holder of such securities, rights, or warrant (shinkabu yoyakuken) upon the conversion, exchange or exercise thereof (in case of the securities, rights, or warrants which entitle the holders thereof to acquire from the Company any securities, rights, or warrants (shinkabu yoyakuken) convertible into or exchangeable for or exercisable for shares of Common Stock, the amount of such cash and the value of such other assets to be delivered upon the conversion, exchange or exercise thereof should be added); and

“C” means the number of shares of Common Stock to be acquired upon conversion at the initial conversion price, exchange at the initial exchange price, or exercise at the initial exercise price of such conferred securities, rights, or warrants (shinkabu yoyakuken) (in case of the securities, rights, or warrants which entitle the holders thereof to acquire from the Company any securities, rights, or warrants (shinkabu yoyakuken) convertible into or exchangeable for or exercisable for shares of Common Stock, the number of shares of Common Stock to be acquired upon conversion at the initial conversion price, exchange at the initial exchange price, or exercise at the initial exercise price of such securities, rights, or warrants (shinkabu yoyakuken) should be added).
In this Section 11, “Current Market Price” means, on any date, the average of the Sale Price per share of Common Stock for the thirty (30) consecutive Trading Days commencing forty five (45) Trading Days prior to such date. In such case, the average shall be rounded to the nearest tenth of a yen (shosu dai nii shisha gonyu).

In this Section 11, “Trading Day” for the Common Stock means a day on which the Tokyo Stock Exchange, Inc. is open for business.

In this Section 11, “Sale Price” of the Common Stock on any date means the last reported per share sale price (or, if no last sale price is reported, the average of the bid prices (uri-kehaine) and ask prices (kai-kehaine) or, if more than one in either case, the average of the average bid prices and average ask prices) on such date as reported in ordinary transactions for the Tokyo Stock Exchange, Inc., or if the Common Stock is not listed on the Tokyo Stock Exchange, Inc. at the relevant time, any other principal financial instruments exchange in Japan on which the Common Stock is then listed. In the absence of such quotations, the Board of Directors of the Company shall make a good faith determination of the Sale Price.

(4)	In case the Company shall, while the Equity Warrants are outstanding, dividend, distribute, or allot to all holders of its Common Stock Outstanding shares of any class of Capital Stock of the Company (other than any dividends, distributions, or allotments of Common Stock (kabushiki-musho-wariate) to which Section 11(2) applies) or evidences of its indebtedness or assets (including securities, but excluding any securities, rights, or warrants (shinkabu yoyakuken) referred to in Section 11(3), and excluding any dividend, distribution or allotment (x) paid exclusively in cash or (y) referred to in Section 11(2)) (any of the foregoing, in this Section 11, the “Distributed Securities”), then, in each such case, the Exercise Price shall be reduced as follows:

Adjusted Exercise Price	=	Exercise Price in effect on the record date with respect to such dividend, distribution or allotment	X	Current Market Price on such record date	–	Aggregate fair market value of the Distributed Securities
Number of shares of Common Stock Outstanding on such record date
Current Market Price on such record date
Such reduction in the Exercise Price shall become effective immediately after the opening of business on the day following the record date for such dividend, distribution or allotment.
If any dividend, distribution or allotment of the type described in this Section 11(4) is determined but not so made, the Exercise Price shall again be adjusted to the Exercise Price which would then be in effect if such dividend, distribution or allotment had not been determined.
“Capital Stock” means, with respect to any corporation, any and all shares, warrants (shinkabu yoyakuken) and rights convertible into or exchangeable for or exercisable for any class of shares issued by that corporation.
(5)	In case the Company shall, while any of the Equity Warrants are outstanding, distribute to all holders of its shares of Common Stock Outstanding, cash (excluding any cash distributed as part of a distribution referred to in Section 11(4) or upon a Restructuring Transaction (as defined in Section 19)), and the total sum of (i) the amount of such distributions of such cash, (ii) the amount of the distributions paid to all holders of shares of Common Stock of the Company made exclusively in cash within the 12 months preceding the effective date of such distributions (and in respect of which no adjustment pursuant to this Section 11(5) has been made); and (iii) the aggregate amount of any cash, plus the fair market value (which shall be determined in good faith by the Board of Directors of the Company, and which shall be set forth in accordance with the resolution of such Board of Directors) of other consideration for acquisition of the treasury shares of Common Stock of the Company by way of a tender offer (kokai-kaitsuke) concluded within the 12 months preceding the effective date of such distribution (and in respect of which no adjustment pursuant to Section 11(6) has been made) exceeds ten percent (10%) of the product of (1) the Current Market Price on the record date with respect to such distribution, times (2) the number of shares of Common Stock Outstanding on such record date (such excess over ten percent (10%), in this Section 11, the “Excess Amount”), then the Exercise Price shall be adjusted in accordance with the following formula:

Adjusted Exercise Price	=	Exercise Price in effect immediately prior to the close of business in Japan of such record date	X	Current Market Price on such record date	–	Excess Amount
Number of shares of Common Stock Outstanding on such record date
Current Market Price on such record date
Such adjustment of the Exercise Price shall become effective immediately after the close of business in Japan on the record date with respect to such distribution.

(6)	In case the Company, while the Equity Warrants are outstanding, conducts a tender offer (kokai-kaitsuke) to acquire its shares of Common Stock, and the sum of (i) the fair market value (which shall be determined in good faith by the Board of Directors of the Company, and which shall be set forth in accordance with the resolution of such Board of Directors) of the consideration for acquisition of such shares (in this Section 11, the “Purchased Shares”) payable pursuant to such tender offer (kokai-kaitsuke); (ii) the aggregate of the cash plus the fair market value (which shall be determined in good faith by the Board of Directors of the Company, and which shall be set forth in accordance with the resolution of such Board of Directors) of any other consideration payable by the Company for acquisition of shares of Common Stock of the Company in response to a tender offer (kokai-kaitsuke) concluded within the 12 months preceding the Expiration Time (as defined below) (and in respect of which no adjustment pursuant to this Section 11(6) has been made); and (iii) the aggregate amount of the dividends to all holders of Common Stock Outstanding made exclusively in cash within the 12 months preceding the Expiration Time (and in respect of which no adjustment pursuant to Section 11(5) has been made), exceeds ten percent (10%) of the product of (1) the Current Market Price as of the last time (in this Section 11, the “Expiration Time”) tenders could have been made pursuant to such tender offer (kokai-kaitsuke) (as it may be amended), multiplied by (2) the number of shares of Common Stock Outstanding (including any Purchased Shares) at the Expiration Time, then, and in each such case, the Exercise Price shall be adjusted as follows:

Adjusted Exercise Price	=	Exercise Price in effect immediately prior to close of business in Japan on the date of the Expiration Time	X	Number of shares of Common Stock Outstanding (including any Purchased Shares) at the Expiration Time		X	Current Market Price of the Common Stock on the Trading Day next succeeding the Expiration Time
				Fair market value of the aggregate consideration payable to stockholders based on the acceptance of the Purchased Shares	+	Number of shares of Common Stock Outstanding (less any Purchased Shares) at the Expiration Time	X	Current Market Price of the Common Stock on the Trading Day next succeeding the Expiration Time
Such reduction (if any) shall become effective immediately after the opening of business on the business day following the Expiration Time.

In the event that the Company is obligated to purchase shares pursuant to any such tender offer (kokai-kaitsuke), but the Company is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such tender offer (kokai-kaitsuke) had not been made.

If the application of this Section 11(6) to any tender offer (kokai-kaitsuke) would result in an increase in the Exercise Price, no adjustment shall be made for such tender offer (kokai-kaitsuke) under this Section 11(6).

(7)	With respect to the formulas set forth in Sections 11(1), (2), (3), (4), (5), (6) or this Section 11(7), each such calculation shall be rounded to the nearest tenth of a yen (shosu dai nii shisha gonyu).

If, in the case of any transaction set forth in Sections 11(1), (2), (3), (4) or (5) (x) the record date for determining the holders of shares of Common Stock of the Company for the purpose of such transaction is fixed and (y) the effectiveness of each such transaction is made subject to an approval of a general meeting of shareholders, the board of directors or any other organ of the Company on or after the such record date, notwithstanding the provisions of Section 11(1), (2), (3), (4) or (5) the Exercise Price shall be adjusted on and after the date immediately following the date of such approval (the “Retroactive Adjustment”).

In this case, additional shares of Common Stock of the Company shall be delivered to any person who exercised Equity Warrants during the period (i) beginning on the record date fixed for determining the holders of shares of Common Stock of the Company for the purpose of such transaction and (ii) ending on the date of the approval of such transaction, in a number equal to the excess of (x) the number of shares of Common Stock which would have been acquired upon exercise of such Equity Warrant if the relevant Retroactive Adjustment had been given effect as at the said exercise date, over (y) the number of shares of Common Stock previously acquired pursuant to such exercise. In this case, any fraction of one share shall be treated by the method provided for in Article 283 of the Company Law.

12.	The period which the Equity Warrants can be exercised: From February 20, 2008 to 5:00 pm on February 20, 2015 (the “Exercise Period”).
13.	Conditions for exercising the Equity Warrants: Each Equity Warrant shall be exercisable only in whole and not in part.
14.	Terms for acquiring the Equity Warrants: No terms for acquisition (shutoku-joko) of the Equity Warrants will be set.
15.	Matters relating to increase in stated capital (shihonkin) and additional paid-in capital (shihon jumbikin) from issuance of shares through exercise of the Equity Warrants:
(1)	The amount of capital increase from issuance of shares upon exercise of the Equity Warrants will be one half of the maximum permitted increase in stated capital etc. (shihonkinto zoka gendogaku) calculated pursuant to Article 40, Section 1 of the Rules of Account Settlement of Corporations (kaisha keisan kisoku) (with any fraction of less than one yen being rounded up).
(2)	The increase in additional paid-in capital will be calculated by subtracting the actual increase in stated capital calculated under Section 15(1) from the maximum permitted increase in stated capital etc. as referred to in Section 15(1).
16.	Limitations on acquisition of the Equity Warrants by assignment: The acquisition of the Equity Warrants through assignment shall not require approval by resolution of the Company’s board of directors.
17.	Method of exercising the Equity Warrants:
(1)	When exercising the Equity Warrants, an exercise notice in the form prescribed by the Company must be filed, bearing the seal or signature of the holder, during the Exercise Period specified in Section 12 above at the office specified in Section 21 below, detailing the number and the content of the Equity Warrants that will be exercised along with the date of exercise.
(2)	When exercising the Equity Warrants, in addition to the exercise notice, the amount in cash equal to the property to be contributed upon exercise of the Equity Warrants shall be paid to the bank account designated by the Company at the bank specified in Section 22 below.
(3)	The effectiveness of the exercise of the Equity Warrants shall occur on the date of exercise of such Equity Warrants.
18.	The Way to Delivery of Stock Certificates: The Company shall issue or deliver stock certificates to holders of the Equity Warrants promptly after the exercise of the Equity Warrants becomes effective; provided, however, that pursuant to the Company’s Articles of Incorporation, the Company shall not be required to issue any certificates for fractional unit of shares (tangen-miman-kabushiki) upon exercise of the Equity Warrants.
19.	Matters relating to the Delivery of the Equity Warrants upon Restructuring Transaction: In the event the Company restructures by consolidation (shinsetsu-gappei) or merger (kyushu-gappei, collectively with shinsetsu gappei, gappei) (provided that the Company is the dissolving company in the transaction), demerger (kyushu-bunkatsu) or company split (shinsetsu-bunkatsu) (provided that in each case the Company is the de-merged company in the transaction), share exchange (kabushiki-kokan) or share transfer (kabushiki-iten) (but only where the Company becomes a wholly-owned subsidiary of another corporation) (collectively, “Restructuring Transaction” (saihen taisho koui)), new equity warrants (“New Equity Warrants”) of the joint stock corporation as specified in Article 236, Section 1, Item 8, i through ho of the Company Law (saihen taisho kaisha) (“Restructuring Company”), as set forth in (1) to (8) below, shall be delivered to the holders of any remaining Equity Warrants outstanding immediately prior to the relevant effective dates (for the purpose of this Section 19, “effective dates” mean, as the case may be: (a) in case of merger, the effective date of such merger; (b) in case of consolidation, the date of establishment of a new joint stock corporation which is formed by the relevant consolidation (shinsetsu gappei setsuritsu kabushiki kaisha); (c) in case of demerger, the effective date of such demerger; (d) in case of company split, the date of establishment of a new joint stock corporation which is formed by the relevant company split (shinsetsu bunkatsu setsuritsu kabushiki kaisha); (e) in case of share exchange, the effective date of such share exchange; and (f) in case of share transfer, the date of establishment of a new corporation which is formed by the relevant share transfer and has all of outstanding shares of common stock of the Company immediately after such share transfer (kabushiki iten kanzen oya-kaisha)) of the Restructuring Transaction (zanzon shinkabu yoyakuken) (“Outstanding Warrants”). In such case, Outstanding Warrants shall expire and the Restructuring Company shall issue New Equity Warrants.

(1)	Number of New Equity Warrants of the Restructuring Company to be Delivered: Number of warrants equal to the Outstanding Warrants held by warrant holders shall be issued.
(2)	Type of Shares of the Restructuring Company subject to New Equity Warrants: Common stock of the Restructuring Company
(3)	Number of Shares of the Restructuring Company subject to New Equity Warrants: To be decided in the manner described in Section 5 above, taking into account the terms and conditions of the Restructuring Transaction.
(4)	The value of property that will be contributed upon exercise of New Equity Warrants: The amount to be contributed upon exercise of New Equity Warrants shall be calculated by multiplying (x) the Exercise Price pursuant to Section 9 above as adjusted to take into account of the terms and conditions of the Restructuring Transaction (saihengo koushi kagaku) by (y) the number of shares of the Restructuring Company subject to relevant New Equity Warrants determined pursuant to Item 3 of this Section.
(5)	The Period New Equity Warrants can be exercised: From the later of the commencement date of Exercise Period for New Equity Warrants pursuant to Section 12 above and the effective date of the Restructuring Transaction, until the last date of the Exercise Period pursuant to Section 12 above.
(6)	Matters relating to increase in stated capital and additional paid-in capital from issuance of shares through exercise of New Equity Warrant: To be decided in the manner described under Section 15 above.
(7)	Limitations on Acquisition of New Equity Warrants by Assignment: The acquisition of New Equity Warrants through assignment shall not require an approval by resolution of the Restructuring Company’s board of directors.
(8)	Terms for acquiring New Equity Warrants: No terms for acquisition (shutoku-joko) of New Equity Warrants will be set.
20.	Method of offering: All of the Equity Warrants will be allotted through third party allotment to one or more investment vehicles which are managed by TPG and will be separately designated as subscriber(s) by a resolution of the board of directors of the Company.
21.	Office for filing exercise notice: NIS Group Co., Ltd. Tokyo Head Office
22.	Bank for paying the amount to be paid upon the exercise of the Equity Warrants: Sumitomo Mitsui Banking Corporation, Shinjuku Nishiguchi Branch
23.	Other matters needing to be decided in relation to the abovementioned Equity Warrants shall be delegated to a Representative Director and his appointee.
24.	The foregoing provisions are subject to the following conditions: (i) the foregoing matters must be approved and resolved at a special resolution at the Extraordinary Meeting of Shareholders of the Company scheduled to be held on February 18, 2008; (ii) the issuance of new shares through third party allotment, and election and appointment of directors, both of which are proposed by the board of directors of the Company as items to be resolved at such Extraordinary Meeting of Shareholders, must be approved and resolved as proposed; (iii) filings under the Financial Instruments and Exchange Law become effective; and (iv) the amount to be paid regarding such new shares are paid.
25.	Reason for offering the Equity Warrants on “specially favorable terms”: The reason for providing the warrants for no consideration to subscriber(s) is as follows. Within the framework of the Investment and Business Alliance, assuming approval will be granted at the Extraordinary Meeting of Shareholders of the Company, it is planned that TPG which manages subscribers will be participating in the Company’s management decision making by designating a majority of the Company’s board members. In order to provide TPG with a stronger incentive to improve the Company’s value through improvement of the Company’s business results and taking into account the increased corporate value the Company will receive as a result of the Investment and Business Alliance, the Company has decided to issue warrants (up to a maximum of 87,500 units) without consideration which accounts for 8.75% (up to a maximum of 8,750,000 shares) of shares to be issued to one or more investment vehicles managed by TPG through the third party allotment.

These materials contain forward-looking statements about our industry, our business, our plans and objectives, our financial condition and our results of operations that are based on our current expectations, assumptions, estimates and projections. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from and be worse than those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct. In particular, we cannot assure that we will consummate the potential transaction referenced above or any other investment or similar transaction. Important risks and factors that could cause our actual results to differ materially from these forward-looking statements include without limitation the following: weak domestic economic conditions; the growing variety of legal means with which debtors can seek protection from creditors; changes to our portfolio of products and services and expansion into new business areas; the effect of fluctuations in the value of real estate held or securing loans; fluctuation in market environments regarding our investments; our ability to pursue and maintain profitable strategic alliances, joint ventures and strategic investments; increasing competition in the loan servicing market; risks associated with doing business in China; any future inability to obtain funds from lenders or access the debt capital markets on favorable terms; an increase in prevailing market interest rates; failure to implement our business strategies; the failure of our risk management systems; our ability to adequately evaluate or control risks associated with loans or guarantees we make or related collateral; any disruption or other difficulties experienced by our information or technological systems and networks; misconduct by an employee or director and our exposure to negative publicity of the consumer or business finance industries; failure to maintain the confidentiality of personal information of our customers; and the influence of our chairman and his family over important decisions.